EXHIBIT 16.1

[SS&G, INC. LETTERHEAD]

February 20, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the subsection of Management’s Discussion and Analysis of Financial Condition and Results of Operations titled “Prior Independent Registered Public Accounting Firm” contained in the Pre-Effective Amendment No. 1 to Form S-1 of TriLinc Global Impact Fund, LLC and have the following comments:

1.	We agree with the statements made in the second through the fourth sentence of the first paragraph and the first sentence of the second paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the first sentence of the first paragraph and the second sentence of the second paragraph.

Yours truly,

/s/SS&G, Inc.